EXHIBIT 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

Third Quarter 2008 Earnings Announcement

October 28, 2008

Los Angeles, California

Thank you Chris.

We will discuss earnings details in a few minutes; however, we wanted to start with cash flows and our balance sheet.

Cash flow from operations for the nine months of 2008 was $8.1 billion. We used $3.2 billion of the company’s cash flow to fund capital expenditures, $3.3 billion for acquisitions and $680 million to pay dividends. We spent $1.5 billion to repurchase 19.4 million common shares. These and other net cash outflows decreased our $2.0 billion cash balance at the end of last year by $550 million to $1.45 billion at September 30. Debt was $1.8 billion at the end of September, which was unchanged from December 31, 2007. Our debt to total capitalization rate is 6 percent.

Next year we have maturities totaling $714 million, after that we have maturities of $239 million in 2010 and $368 million in 2012. We ended the quarter with $1.45 billion cash on the balance sheet, we recently borrowed $1 billion which could be used to cover debt maturities and we will pay

$1.25 billion for the Plains transaction. We have available unused lines of committed bank credit of $1.5 billion. A pro forma debt to total capitalization rate with the recent debt issued was 9 percent or about $0.98 per BOE of proved reserves.

Occidental generates significant cash flows over a wide range of prices as noted in the Cash Flow Available for Capital and Other Uses slide included in the Investor Relations package. For example, in 2005 when WTI oil prices were $57 a barrel and production from continuing operations was 466,000 BOE per day, we had free cash flow of $2 billion after spending $2.295 billion for capital expenditures and $483 million for dividends. Cash flow from continuing operations is after interest and income taxes. Continuing operations excludes production from Russia, Horn Mountain, Ecuador and Pakistan. If you adjust for the 2005 dividends of $483 million and $131 million net interest expense and current 2008 annualized amounts of $912 million for dividends and interest expense, we would have cash flow available for capital spending in excess of $3.9 billion. This is after removing Horn Mountain, Ecuador, Russia and Pakistan from the 2005 numbers. The increase in production is primarily from Dolphin, Argentina, and domestic additions. These new programs on average generate more cash flow than the programs they replaced. The difference between the 1st nine months run rate of 594,000 BOE per day and 466,000 BOE per day of 2005 is about 45,000,000 BOE per year. Using the production outlook we gave you last quarter of about 650,000 BOE per day the difference is about 200,000 BOE per day or about 70 million barrels per year.

Therefore, we would have well over $3.9 billion in cash available for capital expenditures at the 2005 $57 per barrel WTI price.

Let me now begin discussion of the third quarter earnings.

Net income for the quarter was $2.3 billion, or $2.78 per diluted share, compared to $1.3 billion, or $1.58 per diluted share in the third quarter of 2007 when oil prices were $75 per barrel.

Here’s the segment breakdown for the quarter.

Oil and gas third quarter 2008 segment earnings were $3.618 billion, compared to $1.955 billion for the third quarter of 2007. Oil and gas core results for the third quarter of 2007 were $1.914 billion, after excluding gains from the sale of oil and gas interests and exploration properties. The following accounted for the increase in oil and gas earnings between these quarters:

•

Higher worldwide oil and gas price realizations resulted in an increase of $1.8 billion of earnings over the comparable period in 2007. Occidental’s average realized crude oil price in the 2008 third quarter was $104.15 per barrel, an increase of 54 percent from the comparable period in 2007. Oxy’s domestic average realized gas price for the quarter was $9.35 per mcf, compared with $5.90 per mcf for the third quarter 2007.

•

Worldwide oil and gas production for the third quarter of 2008 averaged 588,000 barrels of oil equivalent per day, an increase of 3 percent, compared with 570,000 BOE production in the third quarter of last year. The bulk of the production improvement was the result of 31,000 BOE per day higher production from the Dolphin project which began production in the third quarter of 2007. Partially offsetting these increases were 5,000 BOE per day lower volumes attributable to Hurricane Ike, which resulted from pipeline curtailments due to 3rd party NGL fractionators along the Gulf Coast being shut in, and 13,000 BOE per day lower volumes from our Libya operations due to the new contract which I discussed in the second quarter conference call.

•	Exploration expense was $61 million in the quarter, below our guidance of $90 million to $110 million.

Oil and gas cash production costs for the first nine months of 2008 were $14.80 a barrel compared to last year’s costs of $12.33 a barrel. Approximately 38 percent of the increase is related to increased energy costs. The increases reflected higher production taxes and ad valorem taxes, workovers and field operating costs.

Chemical segment earnings for the third quarter of 2008 were $219 million, which was higher than our guidance of $135 million to $150 million. The higher earnings were attributable primarily to higher caustic soda price. Chemicals earned $212 million in last year’s third quarter.

Midstream segment earnings for the third quarter of 2008 were $66 million, a decrease of $20 million from the third quarter of 2007 results. The decline in earnings was due to lower crude oil marketing margins, partially offset by higher pipeline income from Dolphin, higher NGL margins in the gas processing business and improved margins on the power generation side.

The worldwide effective tax rate was 40 percent for the third quarter of 2008.

Let me now turn to Occidental’s performance during the first nine months.

Net income was $6.414 billion, or $7.79 per diluted share for the first nine months of 2008, compared with $3.948 billion, or $4.69 per diluted share for the same period of 2007. The nine months 2008 reported net income was another record and was 62 percent higher than the first nine months of 2007 net income. Income for the first nine months of 2007 included $1 billion benefit, net of tax, for the items noted on the schedule reconciling net income to core results.

Capital spending was $1.2 billion for the quarter and $3.2 billion for the first nine months. We expect our total capital spending for the year to be about $4.5 to $4.7 billion. Our preliminary estimate is that next year’s capital spending will be no greater than this years.

The weighted average basic shares outstanding for the nine months were 820.1 million and the weighted average diluted shares outstanding were 823.8 million. At September 30, there were 810.1 million basic shares outstanding and the diluted share amount was approximately 813.8 million.

Oxy’s 2008 annualized return on equity was 34 percent, with annualized return on capital employed of 32 percent.

As we look ahead in the current quarter:

•

We expect oil and gas production to be in the range of 610,000 to 625,000 BOE per day during the fourth quarter, at approximately current oil prices. We expect fourth quarter production increases in the Middle East and North Africa, reflecting lower prices on our production sharing contracts, and higher production domestically and from Argentina.

With regard to prices –

•

A $40.00 per barrel decrease in WTI oil prices from the 3rd quarter would reduce oil and gas 4th quarter earnings before income taxes by about $1.5 billion. Further changes of $5.00 per barrel in oil prices will impact oil and gas quarterly earnings before income taxes by $190 million.

•	A $3.00 per million BTUs decline in domestic gas prices from the 3rd quarter would decrease oil and gas quarterly earnings before income taxes by $140 million.

Additionally –

•	We expect exploration expense to be about $150 million for seismic and drilling for our exploration programs.
•

We expect chemical segment earnings for the fourth quarter to be about $150 million. High caustic soda prices are expected to continue through the period offset by weakness in the construction and housing markets impacting domestic demand. Despite the difficult economic conditions, a seasonally weak fourth quarter and concerns over export opportunities over the balance of the year, we believe this approximate earnings amount is likely.

•

We expect our combined worldwide tax rate in the fourth quarter, to be about 44 percent. We expect the rate to increase due to proportionally higher foreign source income and higher anticipated currently non-deductible foreign exploration. Our third quarter U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

•	Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

Occidental Petroleum Corporation

Return on Capital Employed (% )

($ Millions)

		Nine
		Months	Annualized
Reconciliation to Generally Accepted Accounting Principles (GAAP)	2007	2008	2008
GAAP measure - earnings applicable to common shareholders	5,400	6,414
Interest expense	199	10
Tax effect of interest expense	(70)	(4)
Earnings before tax-effected interest expense	5,529	6,420

GAAP stockholders' equity	22,823	26,937

DEBT
GAAP debt
Debt, including current maturities	1,788	1,771
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	-	-
Total debt	1,813	1,796

Total capital employed	24,636	28,733

Return on Capital Employed (%)	23.6	24.1	32.1

Occidental Petroleum Corporation

Cash Flow Available For Capital and Other Uses

Reconciliation to Generally Accepted Accounting Principles (GAAP)

($ Millions)

					9 Months
	2004	2005	2006	2007	2008
Occidental Petroleum Consolidated Statement of Cash Flows
Cash flow from operating activities
Operating cash flow from continuing operations	3,282	4,740	5,931	6,660	8,103
Operating cash flow from discontinued operations	596	597	422	138	33
Cash flow from operating activities	3,878	5,337	6,353	6,798	8,136

Cash flow from investing activities
Investing cash flow from continuing operations	(2,287)	(3,033)	(4,360)	(3,117)	(6,570)
Investing cash flow from discontinued operations	(141)	(128)	(23)	(11)	-
Cash flow from investing activities	(2,428)	(3,161)	(4,383)	(3,128)	(6,570)

Cash flow from financing activities	(821)	(1,187)	(2,819)	(3,045)	(2,078)
Change in cash	629	989	(849)	625	(512)

Cash Flow Available for Capital and Other Uses
Cash Flow From Continuing Operations	3,282	4,740	5,931	6,660
Less:
Dividends paid	(424)	(483)	(646)	(765)
Adjusted Cash Flow	2,858	4,257	5,285	5,895
Adjust dividends and interest to 2008 annualized rates
Plus:
Interest (net of tax) included above	155	131	85	129
Dividends paid included above	424	483	646	765
Less:
2008 annualized interest (net of tax)	(8)	(8)	(8)	(8)
2008 annualized dividends	(904)	(904)	(904)	(904)
Cash Flow Available for Capital and Other Uses	2,525	3,959	5,104	5,877